EXHIBIT 99.1
Glacier Bancorp and Citizens Development Company announce Agreement to Merge Citizens into Glacier.
KALISPELL, MONTANA and BILLINGS, MONTANA, April 20, 2006 — Glacier Bancorp, Inc. (NASDAQ “GBCI”) and Citizens Development Company today announced the signing of a definitive agreement whereby Citizens Development Company will merge into Glacier Bancorp. Citizens Development Company is a Billings, Montana-based bank holding company with total assets at December 31, 2005 of $430 million. Glacier Bancorp is a Kalispell, Montana-based bank holding company with total assets at December 31, 2005 of $3.7 billion.
The boards of Glacier and Citizens unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The merger provides for the payment to Citizens shareholders of $77 million, plus the earnings of Citizens from July 1, 2006 until closing, which is anticipated to occur in July or August. The consideration will be paid 60% in cash and 40% in registered shares of Glacier common stock.
The combination of Glacier and Citizens will strengthen Glacier’s presence in three of Montana’s strongest markets—Billings, the Flathead Valley, and the Bitterroot Valley, while expanding its presence into central Montana with two highly respected and strongly performing banks. The combination will also favorably impact Glacier’s balance sheet, with the addition of more than $300 million in core deposits.
The merger will allow Citizens to meet the liquidity objectives of its shareholders, while enabling its banks and their customers to benefit from a continued focus on community banking, local decision-making, enhanced products and services, and expanded resources and lending capacity. The Citizens banks will remain as independently chartered banks immediately following the merger pending their anticipated consolidation into Glacier’s Montana banking subsidiaries in early 2007. Glacier intends to retain existing management and employees of the Citizens banks.
“The Citizens banks are very well run and located in some highly attractive markets,” commented Mick Blodnick, Glacier’s President and CEO. “We are excited about adding some talented bankers and excellent bank locations to the Glacier family. Simply put, it’s a great fit for us.” Blodnick also noted that the transaction is expected to be immediately accretive to Glacier’s earnings per share.
Dean Comes, President of Citizens Development Company, commented, “We couldn’t have chosen a better partner than Glacier. This merger enables us to combine our exceptional service levels with their comprehensive banking resources and proven track record of success. The combination is a win-win for our shareholders, our employees, and most importantly, our customers.”
Citizens was advised in the transaction by D.A. Davidson & Co., as investment banking advisor; Hovde Financial, Inc., which issued an independent fairness opinion to the Citizens board; and

Winthrop & Weinstine, as legal counsel. Glacier was advised in the transaction by Graham & Dunn, as legal counsel.
About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is the parent company for nine community banks operating from 71 banking offices in Montana, Idaho, Utah, Washington, and Wyoming. Glacier’s existing banks include Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank; and Western Security Bank, Billings, all located in Montana; Mountain West Bank, Coeur d’ Alene, with operations in Idaho, Utah and eastern Washington; Citizens Community Bank, in Pocatello, Idaho; and First National Bank West, with offices in western Wyoming. At December 31, 2005, Glacier had total assets of approximately $3.7 billion and equity of $332 million.
About Citizens Development Company
Headquartered in Billings, Montana, Citizens Development Company is a bank holding company that owns five Montana banks—First Citizens Bank of Billings, with five banking offices and December 31, 2005 assets of $170 million; First National Bank of Lewistown, with one banking office and total assets of $89 million; Citizens State Bank of Hamilton, with two banking offices and total assets of $73 million; First Citizens Bank, N.A. (in Columbia Falls), with two banking offices and total assets of $63 million; and Western Bank of Chinook, N.A., with one banking office and total assets of $32 million. At December 31, 2005, Citizens Development Company and its subsidiary banks, on a consolidated basis, had total assets of approximately $430 million and equity of $37.5 million.